Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-120969 of Stanadyne Corporation and subsidiaries on Form S-4 of our report dated March 1, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Hartford, CT

February 4, 2005